Advanced Emissions Solutions Reports Fourth Quarter and Full Year 2016 Results

Realized full year consolidated net income of $97.7 million and pre-tax income of $36.7 million; Announces first ever quarterly dividend program in Company's history
HIGHLANDS RANCH, Colorado, March 13, 2017 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Annual Report on Form 10-K and reported financial results for the fourth quarter ended December 31, 2016, including information about its joint-venture partnerships, Tinuum Group, LLC ("Tinuum Group," formerly Clean Coal Solutions, LLC) and Tinuum Services, LLC ("Tinuum Services," formerly Clean Coal Solutions Services, LLC) (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.

Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $14.7 million during the fourth quarter and $46.2 million for full year 2016

•	Royalty earnings from Tinuum Group were $2.2 million during the fourth quarter and $6.1 million for full year 2016

•	Tinuum Group invested tonnage was 10.1 million for the fourth quarter and 41.6 million for full year 2016

•	RC Segment operating income was $51.3 million for full year 2016, an increase of $39.1 million from full year 2015

•	As of December 31, 2016, future expected aggregated rent payments to Tinuum Group were updated to $590 million through the end of 2021

•	Expects to close on new lease with existing investor for an additional RC facility by end of first quarter, which will result in 14 total invested RC facilities

ADES Consolidated Highlights

•	Recognized consolidated revenue of $3.6 million during the fourth quarter and $50.6 million for full year 2016

•
General and administrative operating costs (i.e., non-cost of revenue expenses) for the fourth quarter were $5.4 million and $26.9 million for full year 2016, a reduction of over 59% and 53%, respectively, from the comparable periods in 2015

•	Consolidated net income was $75.8 million for the fourth quarter and $97.7 million for full year 2016; pretax income was $14.2 million for the fourth quarter and $36.7 million for full year 2016

•
Deferred tax asset valuation allowance decreased $72.4 million due to the 2016 utilization of $11.0 million and fourth quarter release of $61.4 million of our previously recorded deferred tax asset valuation allowance

•	Ended 2016 with a cash balance of $13.2 million, an increase of $5.6 million since September 30, 2016

•	Concluded strategic review process for Emissions Control (“EC”) business with a decision to retain business segment

•	Announced an expected quarterly dividend of $0.25 per share, expected to commence during the second quarter of 2017, if and when declared by our board

L. Heath Sampson, President and CEO of ADES commented, “We set bold and aspirational goals at the beginning of 2016 and I’m proud to say that we exceeded almost all of our strategic priorities throughout the course of the year. We put legacy issues behind us, we relisted on the NASDAQ exchange, we eliminated our debt and substantially increased our liquidity position. We also exceeded our initial refined coal distribution expectations with the collection of over $45 million during 2016 from our investment in Tinuum. Lastly, we reduced our operating expenses by over 50% through organizational realignment and enter 2017 with a very lean cost and highly functional organizational structure. I’m very proud of all of our associates at ADES and Tinuum, led by their President and CEO Ron Eller, and I thank them all for their hard work throughout the year in helping us achieve our objectives. Although we closed on a number of new refined coal facilities in 2016, our high expectations were dampened by challenging political headwinds against refined coal production in the U.S. I look forward to capitalizing on the improving 2017 environment; and enabling coal fired utilities and tax equity investors to produce cleaner power for the benefit of the American people.”

Sampson continued, “We also have concluded our strategic alternatives review of our EC business at this time. After a thorough analysis of the assets in the business and the market for our offerings, we have elected to continue to operate EC as a portion of our overall business. While we received a number of inquiries into various components of our portfolio and held many serious conversations with regards to a potential transaction involving the whole business or individual assets held within, we felt that no offer matched the value that we felt was appropriate for this business. We will continue to market and grow our offering within the EC business, while maintaining a lean cost structure that allows the segment to be profitable and stand alone. Additionally, we will continually evaluate other alternatives that support shareholder value."

Fourth Quarter & Full Year Results
Fourth quarter revenues and costs of revenues were $3.6 million and $3.5 million, compared with $13.2 million and $7.2 million respectively, in the fourth quarter of 2015. Full year 2016 revenues and costs of revenues were $50.6 million and $39.8 million, compared with $62.7 million and $47.6 million respectively, for full year 2015. The decrease in revenues during both the fourth quarter and full year 2016 was primarily the result of the completion of fewer equipment contracts as the regulatory deadline for compliance has passed, partially offset by an increase in chemical sales.

Fourth quarter other operating expenses were $5.4 million, a decrease of 59% compared to $13.1 million in the fourth quarter of 2015. Full year other operating expenses were $26.9 million, a decrease of 53% compared to $57.0 million for full year 2015. The decreases during both the fourth quarter and full year 2016 were primarily the result of cost containment initiatives, as well as the conclusion of our restatement efforts in the first half of 2016.

Fourth quarter earnings from equity method investments were $15.5 million, compared to $3.8 million for the fourth quarter of 2015. Full year earnings from equity method investments were $45.6 million, compared to $8.9 million for full year 2015.

Fourth quarter royalty earnings from Tinuum Group were $2.2 million compared to $2.9 million in the fourth quarter of 2015. Full year royalty earnings from Tinuum Group were $6.1 million, compared to $10.6 million for full year 2015. Both fourth quarter and full year 2016 declines were the result of reduced RC tonnage and earnings per ton.

Fourth quarter interest expense was $0.6 million, compared to $3.1 million in the fourth quarter of 2015. Full year interest expense was $5.1 million, compared to $8.4 million for full year 2015. Both fourth quarter and full year 2016 declines were the result of the payoff of the credit agreement during June 2016 and reduced 453A interest expense.

The tax benefit during the fourth quarter was $61.7 million compared to a benefit of $0.1 million in the fourth quarter of 2015. The full year tax benefit was $60.9 million compared to expense of $20 thousand for full year 2015. Both fourth quarter and full year 2016 impacts were the result of a $61.4 million release of our previously recorded deferred tax asset valuation allowance.

Net income for the fourth quarter was $75.8 million, compared to a net loss of $2.9 million in the fourth quarter of 2015. Net income for the full year was $97.7 million, compared to a net loss of $30.1 million for full year 2015. The increase in net income for both the fourth quarter and the full year 2016 was primarily driven by the release of a portion of our previously recorded deferred tax asset valuation allowance, as well as higher equity income from the RC business and significantly reduced operating expenses in both the EC business and other corporate expenses.

As of December 31, 2016, the Company had cash and cash equivalents of $13.2 million, an increase of 43% compared to $9.3 million as of December 31, 2015. The Company also had $13.7 million in current and long-term restricted cash as of December 31, 2016, compared to $11.7 million as of December 31, 2015.

2017 Outlook

Sampson added, “We enter 2017 with growing confidence in both our pipeline for RC tax equity investment and in the projected cash flows that our currently invested RC facilities will provide. We also believe that components of the EC business are poised for solid growth moving forward, such as our M-Prove chemicals portfolio. As a result of the strength of our business fundamentals, we’re happy to announce that our board has approved the first ever quarterly dividend program in our history and plans to soon declare the first dividend to be paid under this program. Starting in the second quarter we expect to begin paying a quarterly distribution of $0.25 per share. This quarterly dividend program provides the initial step in what we believe will be a well-balanced capital allocation program and we look forward to driving future shareholder value and executing against our strategic plan in 2017. Future dividends will be paid if and when declared by our board, subject to future capital availability."

Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, March 14, 2017. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (877) 201-0168 (Domestic) or (647) 788-4901 (International) conference ID 39354956. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Caution on Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the timing, availability and content of the presentation; future expected aggregate rent payments to Tinuum Group and its ability to continue to scale its business; expectations on closing of new leases of RC facilities; expectations about the amount and timing of future dividend payments; expectations about future cash flows; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes and timing in laws, regulations, IRS interpretations or guidance, accounting rules and any pending court decisions, legal challenges to or repeal of them; changes in prices, economic conditions and market demand; the ability of the RC facilities to produce coal that qualifies for tax credits; the timing, terms and changes in contracts for RC facilities, or failure to lease or sell RC facilities; impact of competition; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical, start-up and operational difficulties; availability of raw materials; loss of key personnel; the value of our products, technologies and intellectual property to customers and strategic investors; intellectual property infringement claims from third parties; seasonality and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to our business and the ownership of ADES securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$13,208	$9,265
Restricted cash	13,736	728
Receivables, net	8,648	8,361
Receivables, related parties, net	1,934	1,918
Costs in excess of billings on uncompleted contracts	25	2,137
Prepaid expenses and other assets	1,357	2,306
Total current assets	38,908	24,715
Restricted cash, long-term	—	10,980
Property and equipment, net of accumulated depreciation of $2,920 and $4,557	735	2,040
Investment securities, restricted, long-term	—	336
Cost method investment	1,016	2,776
Equity method investments	3,959	17,232
Deferred tax assets	61,396	—
Other assets	1,282	2,696
Total Assets	$107,296	$60,775
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,920	$6,174
Accrued payroll and related liabilities	2,121	5,800
Current portion of notes payable, related parties	—	1,837
Short-term borrowings, net of discount and deferred loan costs, related party	—	12,676
Billings in excess of costs on uncompleted contracts	4,947	9,708
Legal settlements and accruals	10,706	6,502
Other current liabilities	4,017	7,395
Total current liabilities	23,711	50,092
Long-term portion of notes payable, related parties	—	13,512
Legal settlements and accruals, long-term	5,382	13,797
Other long-term liabilities	2,038	8,352
Total Liabilities	31,131	85,753
Commitments and contingencies (Note 14)	—	—
Stockholders’ equity (deficit):
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,322,022 and 21,943,872 shares issued and 22,024,675 and 21,809,164 shares outstanding at December 31, 2016 and 2015, respectively	22	22
Additional paid-in capital	119,494	116,029
Accumulated deficit	(43,351)	(141,029)
Total stockholders’ equity (deficit)	76,165	(24,978)
Total Liabilities and Stockholders’ Equity (Deficit)	$107,296	$60,775

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	December 31,
(in thousands, except per share data)	2016	2015	2014
Revenues:
Equipment sales	$46,949	$60,099	$12,044
Chemicals	3,025	888	391
Consulting services and other	648	1,752	4,488
Total revenues	50,622	62,739	16,923
Operating expenses:
Equipment sales cost of revenue, exclusive of depreciation and amortization	37,741	45,433	9,277
Chemicals cost of revenue, exclusive of depreciation and amortization	1,700	601	140
Consulting services and other cost of revenue, exclusive of depreciation and amortization	376	1,518	2,203
Payroll and benefits	12,390	23,589	20,767
Rent and occupancy	2,168	3,309	2,468
Legal and professional fees	8,293	16,604	14,430
General and administrative	3,721	6,104	6,066
Research and development, net	(648)	5,362	1,521
Depreciation and amortization	979	2,019	1,865
Total operating expenses	66,720	104,539	58,737
Operating loss	(16,098)	(41,800)	(41,814)
Other income (expense):
Earnings from equity method investments	45,584	8,921	42,712
Royalties, related party	6,125	10,642	6,410
Interest income	268	24	74
Interest expense	(5,066)	(8,402)	(5,725)
Litigation settlement and royalty indemnity expense, net	3,464	—	—
Other	2,463	494	26
Total other income	52,838	11,679	43,497
Income (loss) before income tax expense	36,740	(30,121)	1,683
Income tax (benefit) expense	(60,938)	20	296
Net income (loss)	$97,678	$(30,141)	$1,387
Earnings (loss) per common share (Note 1):
Basic	$4.40	$(1.37)	$0.06
Diluted	$4.34	$(1.37)	$0.06
Weighted-average number of common shares outstanding:
Basic	21,931	21,773	21,554
Diluted	22,234	21,773	22,079

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$97,678	$(30,141)	$1,387
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred tax benefit	(61,396)	—	—
Depreciation and amortization	979	2,019	1,865
Amortization of debt issuance costs	1,152	987	100
Debt prepayment penalty	228	—	—
Impairment of property, equipment, inventory and intangibles	520	2,087	355
Provision for bad debt expense and note receivable	13	633	500
Interest costs added to principal balance of notes payable	—	923	1,124
Consulting expense financed through note payable	—	—	1,600
Share-based compensation expense	2,868	7,204	4,712
Clawback of equity awards	—	(325)	—
Earnings from equity method investments	(45,584)	(8,921)	(42,712)
Gain on sale of equity method investment	(2,078)	—	—
Impairment of cost method investment	1,760	—	—
Gain on settlement of note payable, licensed technology, and sales-type lease	(1,910)	—	—
Other non-cash items, net	35	285	39
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	(301)	8,361	(3,651)
Related party receivables	(16)	(479)	(809)
Prepaid expenses and other assets	1,195	(107)	(1,877)
Costs incurred on uncompleted contracts	29,623	6,492	(56,606)
Other long-term assets	961	205	(47)
Accounts payable	(4,254)	(1,340)	2,328
Accrued payroll and related liabilities	(2,887)	(102)	686
Other current liabilities	(3,105)	(812)	(672)
Billings on uncompleted contracts	(32,272)	(15,186)	55,621
Advance deposit, related party	(2,980)	(3,544)	(2,135)
Other long-term liabilities	(2,175)	595	144
Legal settlements and accruals	(4,211)	(3,722)	(4,622)
Distributions from equity method investees, return on investment	7,900	5,019	2,509
Net cash used in operating activities	$(18,257)	$(29,869)	$(40,161)

	Years Ended December 31,
(in thousands)	2016	2015	2014
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	38,250	8,651	43,584
Purchase of investment securities	—	—	(105)
Maturity of investment securities	—	—	210
Maturity of investment securities, restricted	336	—	403
Acquisition of property and equipment	(289)	(507)	(1,563)
Proceeds from sale of property and equipment	52	942	26
Advance on note receivable	—	(500)	(500)
Acquisition of business	—	(2,124)	—
Purchase of cost method investment	—	—	(2,776)
Purchase of and contributions to equity method investee	(223)	(2,128)	(6,631)
Proceeds from sale of equity method investment	1,773	—	—
Net cash provided by investing activities	$39,899	$4,334	$32,648
Cash flows from financing activities
Short-term borrowings	—	13,539	—
Repayments on short-term borrowings	(13,250)	(1,750)	—
Repayments on notes payable, related party	(1,246)	(1,484)	(238)
Loan costs and amendment fees	(751)	—	(70)
Debt prepayment penalty	(228)	—	—
Proceeds received upon exercise of stock options	—	—	243
Repurchase of shares to satisfy tax withholdings	(196)	(276)	(1,500)
Net cash (used in) provided by financing activities	(15,671)	10,029	(1,565)
Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	5,971	(15,506)	(9,078)
Cash and Cash Equivalents and Restricted Cash, beginning of year	20,973	36,479	45,557
Cash and Cash Equivalents and Restricted Cash, end of year	$26,944	$20,973	$36,479
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,647	$6,274	$5,201
Cash paid for income taxes	541	29	566
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of technology license through long-term payable	—	—	1,525
Acquisition of equity method investment through note payable	—	—	13,301
Settlement of RCM6 note payable	13,234	—	—
Non-cash reduction of equity method investment	11,156	—	—
Stock award reclassification (liability to equity)	899	—	501
Issuance of common stock to settle liabilities	—	—	127